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                               [JCC HOLDING LOGO]

                                                                    EXHIBIT 99.1



CONTACT: MARK ROMIG (504) 581-7195 X 211

                   JCC HOLDING COMPANY ANNOUNCES NEW DIRECTORS

(NEW ORLEANS- JUNE 17, 2002) JCC Holding Company, owner of Harrah's New Orleans Casino, announced today that two Harrah's Entertainment executives have been designated to fill the seats on the JCC Board of Directors, previously held by Philip G. Satre and Anthony Sanfilippo. The new directors are Mr. Gary Loveman, President and Chief Operating Officer, Harrah's Entertainment and Mr. Stephen H. Brammell, General Counsel, Harrah's Entertainment. Satre and Sanfilippo were unable to continue as JCC Directors due to a provision of the JCC Holding Company corporate charter that precluded dual office holding between members of the JCC Board and officers and directors of Harrah's New Orleans Management Company ("HNOMC"), the Harrah's Entertainment subsidiary that manages the New Orleans land based casino.

JCC also announced that pursuant to a vote of the shareholders of JCC Holding Company at the annual shareholder's meeting held on June 11, 2002, Dr. Charles Teamer, a New Orleans businessman was elected to replace Mr. Rudy Cerone, a New Orleans attorney. Mr. Cerone will continue to serve until Dr. Teamer is found suitable by the Louisiana gaming regulatory authorities.

Paul Debban, President and Chairman of JCC Holding Company, said that he welcomes the new members of the board and looks forward to working with them in the future.

Statements in this press release that are not historical fact, are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Management cautions that the future performance of JCC Holding Company involves certain risks and uncertainties, and that JCC Holding Company's actual results could differ materially from those expressed in any of its forward-looking statements as a result of certain factors including, the constitution of its board and management team, the outcome of pending litigation and other factors that are contained in documents that JCC Holding Company files with the U.S. Securities and Exchange Commission.



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